EXHIBIT 99.1

Central Jersey Bancorp Reports an Increase in First Quarter Earnings

LONG BRANCH, NEW JERSEY, April 28, 2005, (NASDAQ SmallCap Market: CJBK) – Central Jersey Bancorp, the parent company of both Monmouth Community Bank, N.A. and Allaire Community Bank, reported net income of $610 thousand for the three-month period ended March 31, 2005, as compared to net income of $294 thousand for the same period in 2004, representing an increase of 107%. This significant increase was primarily due to the combination of Central Jersey Bancorp and Allaire Community Bank, effective January 1, 2005, as the reported earnings and balance sheet figures for the three months ended March 31, 2004 do not include those of Allaire Community Bank. Basic and diluted earnings per share for the three-month period ended March 31, 2005 were $0.16 and $0.14, respectively, as compared to basic and diluted earnings per share of $0.16 and $0.15, respectively, for the same period in 2004. Per share earnings have been adjusted in both periods to reflect the six-for-five stock split paid by Central Jersey Bancorp on July 30, 2004. The net income results for the three-month period ended March 31, 2005 include combination-related core deposit intangible amortization expense of $172 thousand (pre-tax) and Sarbanes-Oxley Section 404 compliance expense of $60 thousand (pre-tax).

Central Jersey Bancorp’s assets, at March 31, 2005, totaled $475.7 million, an increase of $221.6 million, or 87%, over the pre-combination December 31, 2004 total of $254.1 million. The total assets figure of $475.7 million at March 31, 2005, is inclusive of $26.1 million in goodwill and $3.6 million in core deposit intangible recorded in conjunction with the combination with Allaire Community Bank. Loans, net of the allowance for loan losses, totaled $265.9 million at March 31, 2005, as compared to the pre-combination total of $139.7 million at December 31, 2004, an increase of $126.2 million or 90%. Deposits, at March 31, 2005, totaled $385.4 million, an increase of $152.5 million, or 65%, over the pre-combination December 31, 2004 total of $232.9 million.

George S. Callas, Chairman of the Board of Directors, and James S. Vaccaro, President and CEO of Central Jersey Bancorp, commented that, “2005 is going to be a very exciting year for Central Jersey Bancorp. During the second half of 2005, Central Jersey Bancorp plans to combine Monmouth Community Bank, N.A. and Allaire Community Bank into a single national banking entity to be named Central Jersey Bank, N.A. The combination of banks will result in a doubling of our branch network which will enhance customer convenience, increase our credit capacity, and provide cost savings derived from operating efficiencies.”

Central Jersey Bancorp is the holding company and sole shareholder of each Monmouth Community Bank, N.A. and Allaire Community Bank. Monmouth Community Bank, N.A. and Allaire Community Bank provide a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ SmallCap Market under the trading symbol “CJBK”. Monmouth Community Bank, N.A. and Allaire Community Bank can be accessed through the internet at www.MCBNA.com and www.AllaireBank.com , respectively.

Statements about the future expectations of Central Jersey Bancorp and its subsidiaries, Monmouth Community Bank, N.A. and Allaire Community Bank, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Monmouth Community Bank, N.A. and Allaire Community Bank, the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank, N.A. and Allaire Community Bank compete.

CONTACTS:
Central Jersey Bancorp:
James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115

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